Exhibit 99.1

Span-America Reports Third Quarter 2014 Results

Announces New Consumer Bedding Business with Major Retailer

GREENVILLE, S.C.--(BUSINESS WIRE)--August 4, 2014--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the third fiscal quarter ended June 28, 2014. Net income for the third quarter of fiscal 2014 was $378,000, or $0.13 per diluted share, compared with $1.2 million, or $0.41 per diluted share, in the third quarter of fiscal 2013. Net sales for the third quarter of fiscal 2014 were $13.3 million compared with $18.6 million in the third quarter of fiscal 2013.

The Company also announced that it has been selected as a supplier of consumer bedding products to a large retailer with shipments expected to begin in September 2014. Based on preliminary information from the customer, annualized sales are expected to be approximately $4.0 million, with opportunities for future growth.

“Span-America’s third quarter results were below last year’s third quarter due to lower sales volumes from our medical and custom products segments,” stated Jim Ferguson, president and chief executive officer of Span-America. “Sales in our medical segment were less than last year primarily because we had an order from a large customer in the third quarter last year that was not repeated in the third quarter this year. Also, sales of our consumer bedding products were lower in the third quarter this year due to the loss of a large retail customer as we previously reported.

“We expect our fourth quarter results to improve over third quarter levels for both medical and consumer sales based on our existing pipeline of orders. In addition, we expect our consumer sales to increase in the coming year after our recent selection as a supplier for consumer bedding products to the same retail customer that we previously lost. We expect initial sales for this program to start in September 2014, but the impact on our fourth quarter results will be small due to the project ramp-up. We are very excited about the potential of this new business and possible future opportunities to expand the relationship in fiscal 2015,” continued Ferguson.

Third Quarter Results

Sales for the third quarter of fiscal 2014 were down 29% to $13.3 million compared with $18.6 million in the third quarter of fiscal 2013. The sales decline was due to lower volumes from our medical and custom products segments.

Total medical sales decreased 23% to $10.3 million for the third quarter of fiscal 2014 compared with $13.4 million in the third quarter of 2013. Most of the medical sales decline occurred within our therapeutic support surface product lines where sales were down 28% to $5.3 million for the third quarter of fiscal 2014 compared with $7.3 million in the third quarter of 2013. The decrease in therapeutic support surface sales was due primarily to a large order from a long-term care customer that occurred in the third quarter last year that was not repeated in the third quarter this year. In addition, sales of M.C. Healthcare’s products and other medical products were down compared with the third quarter of last year.

Sales of M.C. Healthcare products declined 27% to $2.4 million from $3.3 million in the third quarter last year due primarily to quarter-to-quarter fluctuations in capital equipment sales. During last fiscal year, sales of M.C. Healthcare products were strong in the third quarter and weak in the fourth quarter. Based on orders currently in house, we expect to see the opposite pattern this fiscal year with stronger sales in the fourth quarter fueled in part by our new Encore™ bed.

Total sales of other medical product lines were down compared with the third quarter last fiscal year due to sluggish demand within our part of the medical market. Sales of our patient positioners decreased by 1%, while sales of our seating products were up 5% compared with the third quarter of last year. Sales of our Risk Manager™ bedside safety mat were down by 30% due to a large order in the third quarter of last year that was not repeated this year. Sales of our Selan® skin care products and our mattress overlays decreased 7% and 13%, respectively, compared with the third quarter of fiscal 2013.

Custom products segment sales, including consumer bedding and specialty industrial foam products, were down 43% to $3.0 million compared with $5.2 million in the third quarter last year, entirely due to the loss of the large retail customer as previously reported.

Consumer bedding sales were down 54% to $2.0 million compared with $4.4 million in the third quarter of fiscal 2013. Total consumer bedding sales were lower due to the loss of the large retail customer in February 2014. Excluding sales related to the lost account, consumer bedding sales were level compared with the third quarter last year.

Sales of industrial products, also part of the custom products segment, increased 18% to $933,000 from $793,000 in the third quarter last year. Our industrial sales growth was broad-based, coming from all major segments of our industrial market.

“We reduced our operating costs significantly compared with the third quarter of last year, but the reduction was not enough to offset the decline in profitability related to our lower sales volume,” stated Ferguson. “We believe our recent sales decline is temporary, so we avoided reducing expenses further in areas that could provide for future sales growth.”

Gross profit declined 30% to $4.3 million in the third quarter of fiscal 2014 compared with $6.2 million in the third quarter last year primarily due to lower sales levels compared with the third quarter of last fiscal year. Gross margin percentage declined to 32.8% in the third quarter this year compared with 33.4% in the same quarter last year. The decline in gross margin percentage was due to lower sales volume partially offset by a more profitable sales mix in the third quarter this year compared with the third quarter last year. Medical sales, which are generally more profitable than custom products sales, made up 78% of total sales during the third quarter this year compared with 72% in the year-earlier quarter.

Selling, R&D and administrative expenses were down 14% to $3.8 million in the third quarter this year compared with $4.4 million in the third quarter last year due primarily to the lower sales volume in the latest quarter.

Operating income decreased by 69% to $563,000 in the third quarter of fiscal 2014 compared with $1.8 million in the third quarter last year. Third quarter net income declined 69% to $378,000, or $0.13 per diluted share, compared with $1.2 million, or $0.41 per diluted share, in the third quarter last year. The declines in operating income and net income were caused primarily by lower sales volume compared with the third quarter of last year.

Year-to-Date Results

For the first nine months of fiscal 2014, total sales decreased 25% to $42.8 million compared with $56.9 million in the first nine months of last fiscal year. The majority of the decline occurred in the custom products segment where sales were $10.8 million for the first nine months of fiscal 2014 compared with $20.6 million in the first nine months of fiscal 2013. The sales decrease in the custom products segment included a $10.2 million (56%) decrease in sales of consumer bedding products partly offset by a $374,000 (16%) increase in sales of industrial products.

Total medical sales for the first nine months of fiscal 2014 decreased by 12% to $32.1 million compared with $36.3 million in the first nine months of last fiscal year. The medical sales decline included lower sales to a Canadian government customer related to a large order in the second quarter of last year that was not repeated this year and lower sales of therapeutic support surfaces to a U.S. long-term care customer in the third quarter of this year compared with the prior year.

Net income for the first nine months of fiscal 2014 decreased 49% to $1.9 million, or $0.65 per diluted share, compared with $3.8 million, or $1.28 per diluted share, in the same period last year. The decrease in earnings was caused primarily by lower sales volume of consumer bedding and medical products.

Future Outlook

“We expect sales and earnings for the fourth quarter of fiscal 2014 to be higher than they were in the third quarter of fiscal 2014, but sales and earnings are not likely to exceed the levels we achieved in the fourth quarter of last fiscal year,” continued Mr. Ferguson. “In the medical segment, we expect to see solid growth in sales of M.C. Healthcare products and modest growth in sales of our pressure management products compared with the third quarter this fiscal year. Our incoming orders for M.C. Healthcare products, including our new Encore™ bed, have been strong for the last several months, which should give us solid fourth quarter sales performance at M.C. Healthcare.

“In the custom products segment, we expect modest growth in consumer bedding sales in the fourth quarter compared with the just completed third quarter due to the addition of new customers. We also expect continued growth in sales of industrial products in the fourth quarter this fiscal year compared with this year’s third quarter due to ongoing strong demand in the industrial market.

“We are encouraged about Span-America’s selection as a supplier of everyday consumer bedding products to a major retailer in the coming year. We are pleased to participate in this business again, and we look forward to having the opportunity to expand the relationship in the future,” concluded Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore™, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of disruptions in our consumer products business related to the transfer of our exclusive distribution agreement from Louisville Bedding Company to Hollander Home Fashions in May 2013 as a result of the sale of Louisville Bedding’s utility bedding retail business to Hollander, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	June 28,	June 29,		June 28,	June 29,
	2014	2013		2014	2013

Net sales	$13,250,985	$18,621,212	-29%	$42,812,791	$56,904,627	-25%
Cost of goods sold	8,907,793	12,396,380	-28%	28,428,627	38,760,002	-27%
Gross profit	4,343,192	6,224,832	-30%	14,384,164	18,144,625	-21%
	32.8%	33.4%		33.6%	31.9%

Selling and marketing expenses	2,532,889	2,903,918	-13%	7,623,819	8,166,201	-7%
Research and development expenses	256,596	311,030	-18%	819,503	978,777	-16%
General and administrative expenses	990,703	1,195,663	-17%	3,032,036	3,295,323	-8%
	3,780,188	4,410,611	-14%	11,475,358	12,440,301	-8%

Operating income	563,004	1,814,221	-69%	2,908,806	5,704,324	-49%
	4.2%	9.7%		6.8%	10.0%
Non-operating income (expense):
Interest expense	(3,160)	(3,160)	0%	(9,479)	(12,002)	21%
Other	16,209	823	1870%	44,537	(27,992)	259%
Net non-operating income (expense)	13,049	(2,337)	658%	35,058	(39,994)	188%

Income before income taxes	576,053	1,811,884	-68%	2,943,864	5,664,330	-48%

Income taxes	198,000	589,000	-66%	1,009,000	1,844,000	-45%
Net income	$378,053	$1,222,884	-69%	$1,934,864	$3,820,330	-49%
	2.9%	6.6%		4.5%	6.7%

Net income per common share:
Basic	$0.13	$0.41	-69%	$0.66	$1.30	-49%
Diluted	0.13	0.41	-69%	0.65	1.28	-49%

Dividends per common share (1)	$0.140	$0.125	12%	$0.420	$1.375	-69%

Weighted average shares outstanding:
Basic	2,961,128	2,951,894	0%	2,944,653	2,939,057	0%
Diluted	3,004,726	3,002,567	0%	2,991,124	2,993,317	0%

Supplemental data:
Depreciation expense	$253,686	$188,987	34%	$643,077	$557,914	15%
Amortization expense	73,161	129,840	-44%	324,004	396,431	-18%

(1) Dividends per common share for the nine months ended June 29, 2013 include a special dividend of $1.00 per share paid on December 4, 2012.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	June 28,	Sept. 28,
	2014	2013
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$6,888,968	$5,424,521
Accounts receivable, net of allowances	5,854,434	7,787,837
Inventories	6,689,812	6,445,950
Deferred income taxes	348,950	348,950
Prepaid expenses	880,004	698,003
Total current assets	20,662,168	20,705,261

Property and equipment, net	5,000,750	5,136,535
Goodwill	4,401,447	4,487,546
Intangibles, net	3,060,442	3,430,349
Other assets	2,930,657	2,616,937
	$36,055,464	$36,376,628

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,569,782	$2,658,125
Accrued and sundry liabilities	1,899,345	2,875,600
Total current liabilities	4,469,127	5,533,725

Deferred income taxes	192,536	194,883
Deferred compensation	476,652	534,239
Total long-term liabilities	669,188	729,122

Total liabilities	5,138,315	6,262,847

Shareholders’ equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,962,007 at June 28, 2014 and 2,927,416 at Sept. 28, 2013	3,064,658	2,626,526
Additional paid-in capital	892,471	872,494
Retained earnings	27,524,167	26,828,012
Accumulated other comprehensive loss	(564,147)	(213,251)
Total shareholders’ equity	30,917,149	30,113,781

	$36,055,464	$36,376,628

Note: The Balance Sheet at September 28, 2013 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer